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__________, 1995                                                    EXHIBIT 8.1


Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

Microtec Research, Inc.
2350 Mission College Blvd.
Santa Clara, California 95054

Re:     Federal Income Tax Consequences of Merger
        -----------------------------------------

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with the Agreement and Plan of Merger dated October 9, 1995 (the "Merger Agreement") among Mentor Graphics Corporation, an Oregon corporation ("Mentor Graphics") and M Sub Acquisition Corporation ("Sub"), and Microtec Research, Inc., a Delaware corporation ("Microtec"). Pursuant to the Agreement and the exhibits, schedules and other documents related thereto (collectively, the "Merger Agreements"), Sub will merge with and into Microtec, with Microtec continuing as the surviving corporation (the "Merger").

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

A.      Factual Basis and Assumptions

        We have acted as legal counsel to Mentor Graphics in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Closing of the Merger) and are relying (or will rely) upon, without any independent investigation or review thereof, the truth and accuracy at all relevant times of the statements, covenants, representations and warranties made by the parties to the Merger in the following documents (including all schedules and exhibits thereto):

        1.      The Merger Agreement;

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Mentor Graphics Corporation
Microtec Research, Inc.
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        2.      Representations made by certain stockholders of Microtec in the
Shareholder Continuity of Interest Certificate attached hereto as Exhibit A;

        3. Representations made to us by Microtec, Sub and Mentor Graphics in a letter attached hereto as Exhibit B ("Representation Letter");

        4. The Proxy and Registration Statement of Microtec and Mentor Graphics dated (the "Proxy/Registration Statement"); and

        5. Such other instruments and documents related to the formation, organization and operation of Mentor Graphics, Sub and Microtec, or to the consummation of the Merger and the transactions contemplated thereby, as we have deemed necessary or appropriate to review.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Closing of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. In addition, in the case of any representation of statement referred to above relating to a person's or entity's intentions as of the Effective Time with respect to conduct following the Merger, such person or entity will in fact act in a manner consistent therewith.

        3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Delaware, and each party to such Merger Agreement will comply with its respective representations, warranties, covenants and statements made therein;

        4. There is no plan or intention on the part of Microtec stockholders in the aggregate (a "Plan"), to engage in a sale, exchange, transfer, reduction of risk of ownership by short sale or otherwise, or other disposition of, directly or indirectly, (a "Sale") of shares of Mentor Graphics Stock to be issued to them in the Merger ("Parent Exchange Stock") that would reduce the Microtec stockholders' ownership of Parent Exchange Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding capital stock of Microtec as of the same date ("Outstanding Microtec Common Stock"). For purposes of this representation, a Sale of Parent Exchange Stock shall be considered to have occurred pursuant to a Plan: (i) to the extent cash is received in lieu of a
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Microtec Research, Inc.
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fractional share of Parent Exchange Stock, or (ii) if such Sale occurs in a transaction that is in contemplation of or related to the Merger (a "Related Transaction"). In addition, for purposes of this assumption only, shares of Microtec Common Stock with respect to which a Sale occurs in any Related Transaction shall be considered to have been shares of Outstanding Microtec Common Stock that were then exchanged for Parent Exchange Stock in the Merger and then disposed of pursuant to a Plan.

        5. In accordance with the representations, warranties and covenants made in the Merger Agreement and the Representation Letter, the assets transferred by Sub to Microtec pursuant to the Merger represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Sub immediately prior to the Merger. At least ninety percent (90%) of the fair market value of the net assets, and at least seventy (70%) of the fair market value of the gross assets, held by Microtec immediately prior to the Merger will continue to be held by Microtec immediately after the Merger.

                For purposes of the preceding sentences, the following assets will be treated as property held by the Sub or Microtec immediately prior to the Merger for the purpose of determining the percentage of net and gross assets of Microtec and Sub held by Microtec immediately following the Merger; Assets used by Microtec to (i) pay expenses incurred in connection with the Merger, (ii) make any redemptions or distributions prior to the Merger and in contemplation thereof or in pursuance of the Plan of Merger, and (iii) assets disposed of by Microtec prior to or subsequent to the Merger and in contemplation thereof or pursuant to the Plan of Merger (including any asset disposed of by Microtec other than in the ordinary course of business pursuant to a plan or intent existing prior to the Merger.

        6. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. 1.368-1(e) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set fort herein, we are of the opinion that, for United States federal income tax purposes, the Merger will constitute a reorganization as defined in Section 368(a)(1)(A) and
(a)(2)(E) of the Code.

In addition to the matters set forth above, this opinion is subject to the following additional exceptions, limitations and qualifications:

        1. This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion expressly does not address the application of any tax laws other than United States federal income tax laws,
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Mentor Graphics Corporation
Microtec Research, Inc.
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including the tax laws of any country other than the United States and the tax laws of any state or local jurisdiction.

                Furthermore, our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

        2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. It does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, except as expressly stated in the preceding sentence, we express no opinion regarding:

                (a) whether and the extent to which any Microtec stockholder who has provided or will provide services to Microtec, Sub or Mentor Graphics will have compensation income under any provision of the Code;

                (b) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Mentor Graphics stock received by any such stockholder in the Merger;

                (c) the potential application of the "golden parachute" provisions (Sections 280G, 3121 (v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305 and 306 of the Code, or the effect of the classification of Mentor Graphics, Sub or Microtec as a collapsible corporation within the meaning of Section 341 of the Code; and the regulations promulgated thereunder;

                (d) any consequences to Mentor Graphics, Sub or Microtec as a result of the Merger, including, but not limited to gain or loss, basis, holding period, or the survival and/or availability after the Merger of any federal income tax attributes, including any net operating loss carryover, after application of any provision of the Code, as well as the regulations promulgated thereunder; and

                (e) the tax consequences of the Merger that may be relevant to particular stockholders of Microtec such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, holders of warrant, and holders of shares acquired upon exercise of stock option or in other compensatory transactions.

        3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the
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Microtec Research, Inc.
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terms of such Merger Agreement and without waiver of breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        4. This opinion is intended solely for your benefit and the benefit of your stockholders and may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without prior written consent. We hereby consent to inclusion of this opinion in the Proxy/Registration Statement and to the reference to our firm under the caption "The Merger - Certain Federal Income Tax Consequences" in the Proxy/Registration Statement.

Very truly yours,


Venture Law Group
A Professional Corporation